EXHIBIT 99.1

News Release

Media Contact:
Jennifer Jawor
Director, Corporate Marketing
312.565.6825 | jennifer.jawor@merge.com

MERGE REVISES PREVIOUSLY-ANNOUNCED SUBSCRIPTION BACKLOG TOTALS
No Impact on Historical Financial Results
eClinical Business Unit Continues Strong Growth

Chicago, IL (January 8, 2014).  Merge Healthcare Incorporated (NASDAQ: MRGE), a leading provider of clinical systems and innovations that seek to transform healthcare, recently learned through an internal review that a former sales employee in its eClinical business had falsified the existence or amount of certain customer contracts.  Because the company did not, and will not, invoice the customers with respect to the falsified contracts or recognize any revenue with respect to those contracts, this issue will not adversely affect any of the company’s previously reported GAAP revenue results for any period.  Accordingly, no restatement of any of the company’s prior financial statements is necessary or will be made.

The company is, however, reducing its previously-announced non-GAAP subscription backlog totals for the Merge DNA segment for the quarterly periods ended June 30, 2012 through September 30, 2013, as follows:

(amounts in thousands)
	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013
Previously Announced DNA Subscription Backlog	$22,213	$29,453	$34,917	$40,943	$50,409	$56,370

Falsified Bookings in Quarter	$277	$172	$5,360	$2,864	$4,304	$2,174
Cumulative Falsified Bookings	$277	$449	$5,809	$8,673	$12,977	$15,151

Revised DNA Subscription Backlog at Quarter End	$21,936	$29,004	$29,108	$32,270	$37,432	$41,219

After initially identifying the issue, the company’s senior management conducted a preliminary internal investigation and reported its findings to the Audit Committee of the company’s Board of Directors.  The Audit Committee then authorized an independent investigation by outside counsel, Jenner & Block LLP, and Alvarez & Marsal Global Forensic and Dispute Services, LLC, a forensic accounting firm.  The independent investigation concluded that the former employee had falsified contracts with an apparent value of approximately $5.8 million and $9.4 million in 2012 and 2013, respectively.   These amounts were included in the company’s previously-announced subscription backlog total during those years, but none of the falsified contracts had resulted in the company’s recognition of revenue.  The independent investigation did not find any evidence that other company employees had participated in, or were aware of, this improper conduct.

The former employee has acknowledged that contracts in question were not valid and has made an offer of restitution.  The company believes that the individual, who resigned in September 2013, falsified these contracts in order to achieve sales quotas and receive additional commissions totaling approximately $250,000.  The company has referred the matter to the U.S. Attorney’s Office for the Northern District of Illinois and is considering other appropriate legal action.  The Audit Committee’s independent investigation has ended.

For calendar year 2013, and prior to the discovery of this issue, the company had modified its compensation plans for its eClinical sales personnel from a plan that was primarily based on contract signings to one that is driven by customer invoicing and cash collections.  The company’s senior management has identified, and its Board of Directors has adopted, other modifications to the company’s internal controls to strengthen its processes for logging customer contracts and calculating commissions for its sales personnel.  While the company believes its corrective measures will significantly reduce the likelihood of similar occurrences, there can be no assurances in this regard.

Notwithstanding this issue, eClinical’s annual revenue grew by about 30% in 2013 and is expected to grow by at least another 20% in 2014.  No eClinical client projects were impacted by this issue.  Clients should not expect any adverse effect on eClinical’s performance under their existing contracts.

About Merge
Merge is a leading provider of clinical systems and innovations that seek to transform healthcare.  Merge's enterprise and cloud-based solutions for image intensive specialties provide access to any image, anywhere, any time. Merge also provides clinical trials software and other health data and analytics solutions that engage consumers in their personal health. With solutions that are used by providers and consumers and include more than 25 years of innovation, Merge is helping to reduce costs and improve the quality of healthcare worldwide. For more information, visit merge.com.

Cautionary Notice Regarding Forward-Looking Statements
 The matters discussed in this press release may include forward-looking statements, which could involve a number of risks and uncertainties including the outcome of the internal investigation and the remedial actions involving the former employee.  When used in this press release, the words “will,” “believes,” “intends,” “anticipates,” “expects” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied by, such forward-looking statements. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements.

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